UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended:

December 31, 2023

ARRIVED SFR GENESIS FUND, LLC
(Exact name of issuer as specified in its charter)

Delaware	93-1393127
State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

1700 Westlake Ave North, Suite 200

Seattle, WA 98109

(Full mailing address of principal executive offices)

(814)-277-4833
(Issuer’s telephone number, including area code)

www.arrived.com
(Issuer’s website)

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

i

STATEMENTs REGARDING Forward-Looking INFORMATION

The information contained in this Annual Report on Form 1-K (this “Form 1-K”) includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, Arrived Fund Manager, LLC, our Manager and the Arrived platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the Manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-K are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither our company nor the Manager can guarantee future performance, or that future developments affecting our company, the Manager or the Arrived platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are detailed under the heading “Risk Factors” in our latest offering circular (the “Offering Circular”) filed by the Company with the Securities and Exchange Commission (the “Commission”), which may be accessed here and may be updated from time to time by our future filings under Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”). Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

MARKET AND OTHER INDUSTRY DATA

This Form 1-K includes market and other industry data and estimates that are based on our management’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Form 1-K, and we believe our estimates to be accurate as of the date of this Form 1-K or such other date stated herein. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Form 1-K, and estimates and beliefs based on that data, may not be reliable.

ii

Item 1. Description of Business

Arrived SFR Genesis Fund, LLC is a Delaware limited liability company formed to originate, invest in and manage a diversified portfolio of single family residential real estate properties. We expect to use substantially all of the net proceeds from our Regulation A offering to originate, acquire and structure a diversified portfolio of single family residential real estate properties. We may also invest, to a limited extent, in residential real estate loans, as well as residential real estate debt securities and other select residential real estate-related assets. We may make our investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns. We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2023, however, we may in our sole discretion determine to delay such election until beginning with our taxable year ended December 31, 2024. Among other requirements, REITs are required to distribute to shareholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).

Our office is located at 1700 Westlake Ave North, Suite 200, Seattle, WA 98109. Our telephone number is (814) 277-4833. Information regarding our Company is also available on our web site at www.arrived.com.

Investment Strategy

Our investment strategy is to acquire, invest in, manage, operate, selectively leverage and sell single family homes located in vibrant, growing cities across America. We believe that these markets offer investors a blend of attractive capitalization rates and a strong prospect for long term property value appreciation.

We also may invest in real estate-related securities, including securities issued by other real estate companies, either for investment or in change of control transactions completed on a negotiated basis or otherwise, and in bridge and mezzanine loans that may lead to an opportunity to purchase a real estate interest. In addition, to the extent that our Manager and its investment committee determines that it is advantageous, we also may make or invest in residential mortgage-backed securities, mortgage loans and tenant-in-common interests. We expect that our portfolio of debt investments, if any, will be secured primarily by U.S. based collateral and diversified by security type, property type and geographic location.

We may enter into one or more joint ventures, tenant-in-common investments or other coownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of our Manager, including present and future real estate investment offering and REITs sponsored by affiliates of Arrived Holdings, Inc., our sponsor. We also may serve as mortgage lender to, or acquire interests in or securities issued by, these joint ventures, tenant-in-common investments or other joint venture arrangements.

Investment Objectives

Our investment objectives are:

●	Consistent cash flow;

●	Long-term capital appreciation with moderate leverage;

●	Favorable tax treatment of REIT income and long term capital gains
●	Responsible risk management; and

●	Capital preservation.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease.

Market Opportunities

We intend to focus our business efforts on the top 200 MSAs (metropolitan statistical areas) which exhibit the following characteristics:

●	Sufficient inventory to make it feasible to achieve scale in the local market (50 homes);

●	Positively trending job and income growth forecasts;

●	Affordability with a gross rent multiplier below 15. For this purpose, a gross rent multiplier (GRM) is the ratio of the price of the single family home purchased to its annual rental income before accounting for expenses such as property taxes, insurance, and utilities; GRM is the number of years the property would take to pay for itself in gross received rent;

●	Large skilled workforce;

●	Increasing demand for housing units; and

●	Favorable competitive landscape with respect to other single family residence buyers.

We intend to focus on acquiring properties we believe (1) are likely to generate stable cash flows in the long term and (2) have significant possibilities for long-term capital appreciation, such as those located in neighborhoods with what we see as high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. After we have raised at least $20 million of net offering proceeds, we do not intend to invest more than 25% of our net offering proceeds in any particular MSA. We are subject to a 100% “prohibited transaction” tax on any gain from a sale of property that is characterized as held for sale, rather than investment, for U.S. federal income tax purposes, unless we comply with a statutory safe harbor or earn the gain through a taxable REIT subsidiary (“TRS”).We intend to comply with the statutory safe harbor when selling properties (or when our joint ventures sell properties) outside of our TRSs that we believe might reasonably be characterized as held for sale, but compliance with the safe harbor may not always be practical. A disposition qualifies for a safe harbor exception for properties that have been held by us for at least two years (generally for the production of rental income) and that satisfy certain additional requirements (including certain limitations on the number of sales of property, the aggregate adjusted bases of property sold or the fair market value of property sold during the taxable year).

We may enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition, development or improvement of properties with third parties or affiliates of the Manager, including present and future real estate investment offerings sponsored by affiliates of the Manager.

We believe that the near and intermediate-term market for investment in select residential real estate properties, residential real estate equity investments, joint venture equity investments, and other real estate related assets is compelling from a risk-return perspective. Given the prospect of a continued tightening of Federal Reserve monetary policy, we continue to favor a strategy weighted toward targeting equity investments with significant potential value creation but below the radar of institutional-sized investors. In contrast, returns typically associated with core real estate properties in major gateway markets, and stabilized trophy assets have generally become overpriced in a pursuit of safety over value. We believe that our investment strategy, combined with the experience and expertise of our Manager’s management team, will provide opportunities to originate investments with attractive long-term equity returns and strong structural features with local, joint venture real estate companies, thereby taking advantage of changing market conditions in order to seek the best risk-return dynamic for our common shareholders.

About the Arrived Platform

Our sponsor is the owner and operator of the Arrived Platform, an online financial platform focused on real estate, which may be found on the website: www.Arrived.com.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities as well as online lending platforms that compete with the Arrived Platform, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. In particular, our investment objectives and strategies are similar to other offerings available on the Arrived Platform and sponsored by our sponsor. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Conflicts of Interest

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our Manager and its affiliates face include, among others, conflicts related to our asset management fee, ordinary course business activities of our Manager and its affiliates, other similar investment programs organized by our sponsor, and allocation of our sponsor’s real estate professionals’ time. In addition, the terms of our operating agreement were not negotiated at arm’s length, our common shareholders may only remove our Manager for “cause”, we may have conflicting incentives with regards to internalizing our management function, our Manager may determine that we should merge or consolidate through a roll-up or similar transaction without shareholder consent, and we are not subject to a number of corporate governance requirements as a non-listed offering pursuant to Regulation A. See “Conflicts of Interest”.

If an investment, sale, financing or other business opportunity would be suitable for more than one program, our sponsor will allocate it using its business judgment. Any allocation of this type may involve the consideration of a number of factors that our sponsor determines to be relevant. See “Conflicts of Interest—Allocation of Investment Opportunities.”

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” beginning on page 21 in our Offering Circular which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation

Emerging Growth Company

While we currently have no intention of making such an election, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may elect to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Offering Results

We have offered, are offering, and may continue to offer $75,000,000 in our common shares, which represents the maximum offering amount we can raise in any 12-month period pursuant to Regulation A. The minimum investment in our common shares for initial purchases is $100 worth of common shares, rounded up to the nearest whole share. However, in certain instances, we may revise the minimum purchase requirements in the future or elect to waive the minimum purchase requirement. As of December 31, 2023, we have raised cumulative gross offering proceeds of approximately $3.1 million from settled subscriptions. We expect to offer common shares in our offering until we raise the maximum amount being offered, unless terminated by our Manager at an earlier time.

Until the last day of the second full calendar quarter following the initial qualification of our offering (the “initial period”), the per share purchase price for our common shares in our offering will be $10.00 per share, an amount that was arbitrarily determined by our Manager. Thereafter, the per share purchase price for our common shares in our offering will be adjusted by our Manager at the beginning of every quarterly period in accordance with the Company’s limited liability company operating agreement, to be no less than the sum of our net asset value (“NAV”) divided by the number of our common shares outstanding as of the end of the prior quarterly period (“NAV per share”).

Investors will pay the most recent publicly announced purchase price as of the date of their subscription. Although we do not intend to list our common shares for trading on a stock exchange or other trading market, we have adopted a redemption plan designed to provide our common shareholders with limited liquidity for their investment in our common shares.

Our offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the offering.

Distributions

To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains we must distribute 100% of such income and gains annually. Our Manager may authorize distributions in excess of those required for us to maintain our REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Manager deems relevant.

Our Company expects the Manager to make distributions of any free cash flow on a monthly or other periodic basis as determined by the Manager. However, the Manager may change the timing of distributions in its sole discretion. Investors will be required to update their personal information on a regular basis to make sure they receive all allocated distributions. We will utilize a “mobile wallet” feature for payment of distributions (the “Arrived Homes Wallet”). The Arrived Homes Wallet will be used to allow investors to pay for subscriptions, receive distributions, reinvest distributions, and receive redemption proceeds.

Any distributions that we make directly impacts our NAV, by reducing the amount of our assets. Our goal is to provide a reasonably predictable and stable level of current income, through monthly or other periodic distributions, while at the same time maintaining a fair level of consistency in our NAV. Over the course of your investment, your distributions plus the change in NAV per share (either positive or negative) will produce your total return.

As of December 31, 2023, we had not yet declared our first distribution to shareholders. On February 23, 2024, our Manager declared the first distribution to shareholders of record as of the close of business on December 31, 2023.

Redemption Plan

Our common shares are currently not listed on a national securities exchange or included for quotation on a national securities market, and currently there is no intention to list our common shares. While investors should view an investment in the Company as long-term, we are adopting a redemption plan whereby, on a quarterly basis, at any time after six (6) months following the purchase of common shares, an investor has the opportunity to obtain liquidity as described in detail in our offering circular.

As of December 31, 2023, no common shares had been submitted for redemption.

Critical Accounting Policies

Our accounting policies will conform with GAAP. The preparation of financial statements in conformity with GAAP will require us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We intend to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate our estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from our estimates and assumptions.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2- Summary of Significant Accounting Policies, included in the financial statements, for a more thorough discussion of our accounting policies and procedures.

Sources of Operating Revenues and Cash Flows

We expect to primarily generate revenues from rental income from our single family residential real estate properties. See Note 2, Summary of Significant Accounting Policies – Revenue Recognition, in our financial statements for further detail.

Operating Results

For the year ended December 31, 2023, we had a total net loss of approximately $246,000.

Revenues

For the year ended December 31, 2023, we earned revenue of approximately $2,000.

Expenses

For the year ended December 31, 2023, we incurred approximately $248,000 in operating expenses. Such operating expenses include real estate taxes, property insurance, Home Ownership Association (HOA) fees, legal fees, other professional fees, depreciation, and repair and maintenance costs.

Liquidity and Capital Resources

We are dependent upon the net proceeds from our offering to conduct our proposed operations. We obtain the capital required to purchase and originate real estate-related investments and conduct our operations from the proceeds of our offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations.

If we are unable to raise a substantial amount in gross offering proceeds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in our offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.

We are offering up to $75 million in our common shares pursuant to Regulation A.

As of December 31, 2023, we do not have any outstanding unsecured Company-level debt. This does not include any debt secured by the real property of our unconsolidated investments. Our targeted portfolio-wide leverage after we have acquired an initial substantial portfolio of diversified investments is between 50-70% of the greater of the cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. During periods when we are growing our portfolio, we may employ greater leverage on individual assets (that will also result in greater leverage of the portfolio) in order to quickly build a diversified portfolio of assets. Our Manager may from time to time modify our leverage policy in its discretion in light of then-current economic conditions, relative costs of debt and equity capital, market values of our assets, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors. However, other than during our initial period of operations, it is our policy to not borrow more than 80% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s investment committee.

In addition to making investments in accordance with our investment objectives, we use our capital resources to make certain payments to our Manager. During our organization and offering stage, these payments include payments for reimbursement of certain organization and offering expenses. During our acquisition and development stage, we expect to make payments to our Manager in connection with the management of our assets and costs incurred by our Manager in providing services to us.

We intend to elect to be taxed as a REIT and to operate as a REIT commencing with our taxable year ending December 31, 2023, however, we may in our sole discretion determine to delay such election until beginning with our taxable year ended December 31, 2024. To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains we must distribute 100% of such income and gains annually. Our Manager may authorize distributions in excess of those required for us to maintain our REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Manager deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and pay distributions on a monthly or other periodic basis. We have not established a minimum distribution level.

Our Policies for Approving New Tenants

We intend to seek out tenants for our properties who are financially responsible and capable of paying their rent. We will conduct due diligence on prospective tenant applicants by (a) verifying their incomes, (b) running credit checks, (c) performing criminal background checks, and (d) requesting references from previous landlords. While we do not have specific standards for any of these items, we will use these screening methods to determine, prior to approving a lease, whether we believe a potential lessee is financially responsible.

Trend Information

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of our properties, our ability to acquire and manage single family rentals and the success of our current and future offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

-	Recent increases in interest rates may have a negative effect on the demand for our offerings due to the attractiveness of alternative investments.

-	The continuing increase in prices in the United States housing market may result in difficulties in sourcing properties and meeting demand for our offerings.

-	Continued increases in remote work arrangements may lead to greater rental activity in our target markets.

Item 3. Directors AND Officers

Our Manager

Arrived Fund Manager, LLC, our Manager, manages our day-to-day operations. Our Manager is a wholly-owned subsidiary of our sponsor. A team of real estate professionals, acting through our Manager, makes all the decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our operating agreement. Our Manager also provides asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital. Arrived Holdings, Inc., our sponsor, is able to exercise significant control over our business and provides services to our Manager pursuant to a shared services agreement.

Our Sponsor

Arrived Holdings, Inc., is a Delaware corporation and our sponsor. The sponsor is an asset management company that operates a web-based investment platform, which we refer to as the Arrived platform, used by our company for the offer and sale of common shares of our company.

Executive Officers of our Sponsor

As of the date of this Annual Report, the executive officers of our sponsor and their positions and offices are as follows:

Name	Age	Position Held with the Sponsor
Ryan Frazier	35	Chief Executive Officer
Sue Korn	54	Chief Financial Officer
Kenneth Cason	37	Chief Technology Officer
Alejandro Chouza	42	Chief Operating Officer

Ryan Frazier, our Chief Executive Officer and a director, has served as the Chief Executive Officer, President, and a director of Arrived Holdings, Inc. since its inception in February 2019 and as CEO and director of our company since its inception. In 2011, Mr. Frazier co-founded and was the CEO of DataRank, Inc., a social media listening platform used by Fortune 500 companies, including Procter & Gamble, Coca Cola, and The Clorox Company, to garner insights from their consumers. Mr. Frazier led DataRank through a merger with Simply Measured, Inc. in 2015, and again through a merger with Sprout Social, Inc. in 2017, after which he acted in the role of General Manager, leading the integration of the Simply Measured, Inc. and Sprout Social businesses in Sprout Social’s Seattle office. Mr. Frazier is an alumnus of Y Combinator, S13, and he graduated from the University of Arkansas in 2010 with a B.S. in International Business.

Sue Korn has served as the Chief Financial Officer of Arrived Holdings, Inc. since January 2024. Ms. Korn began her career in equity research for diversified financial services companies at Kidder, Peabody in 1992, later moving to investment banking in Salomon Smith Barney’s Financial Institutions Group in 1997. She joined Providian Financial in 1998 where she oversaw planning and analysis, data management and reporting for a $33 billion credit card business. In 2011 she transitioned to FinTech, bringing her financial expertise to companies such as Prosper Marketplace (FP&A and back office operations), LendingClub (marketplace operations and treasury) and Oportun (FP&A and accounting) and was co-founder/CFO/Head of Operations for online lender Vouch Financial. Ms. Korn graduated from Colby College with a B.A. in Philosophy/Math in 1991 and earned her M.B.A from Kellogg Graduate School of Management at Northwestern University in 1997 with majors in Finance, Management and Strategy and Organizational Behavior. She has held the Chartered Financial Analyst® designation since 1998.

Kenneth Cason, our Chief Technology Officer and a director, has served as the Chief Technology Officer and director of Arrived Holdings, Inc. since its inception in February 2019. Beginning in 2011, Mr. Cason served as the Co-Founder and Chief Technology Officer of DataRank, Inc. Mr. Cason worked extensively to help design and build large scale data collection, processing, and search systems. He remained employed with DataRank through two mergers; first with Simply Measured, Inc., in 2015, and then again with Sprout Social in 2017. During both mergers he worked to lead and integrate each company’s tech stack. Mr. Cason is an alumni of Y Combinator, S13, and he graduated from the University of Arkansas in 2010 with a B.S. in Computer Science and also received Associate degrees in Mathematics, Japanese and Chinese.

Alejandro Chouza, our Chief Operating Officer, has served as the Chief Operating Officer of Arrived Holdings, Inc. since its inception in February 2019. Mr. Chouza was previously the VP of Operations of Oyo Rooms beginning in May 2019. Prior to that, Mr. Chouza was the Regional General Manager of Uber Technologies, Inc., from September 2014 through May 2019, where he launched and managed operations in Mexico and the Northwest USA markets. Mr. Chouza graduated with a B.S. from Babson College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Investment Committee of our Manager

The investment committee is comprised of the Manager’s chief executive officer, chief financial officer, highest ranking investments executive (currently the vice president of investments) and highest ranking legal executive (currently the general counsel, vice president of legal).

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our sponsor also serves as an executive officer of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from our sponsor. As executive officers of our Manager, these individuals serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our Manager, we have not paid and do not intend to pay any compensation directly to these individuals.

 Compensation of our Manager

For information regarding the compensation of our Manager, please see “Management Compensation” in our Offering Circular and Note 5, Related Party Transactions in our financial statements.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the approximate beneficial ownership of our common shares as of the date of this Annual Report for each person or group that holds more than 5% of our common shares, for each executive officer of our Manager and for the executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1700 Westlake Ave North, Suite 200 Seattle, WA 98109.

Name of Beneficial Owner(1)	Approximate Number of Shares Beneficially Owned		Percent of All Shares
Ryan Frazier	190		0.018%
Sue Korn	50		0.005%
Kenneth Cason	235		0.022%
Alejandro Chouza	130		0.012%
All executive officers of our Manager as a group (4 persons)	605	*	0.056%

*	Represents less than 1% of our outstanding common shares

(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

Item 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN Transactions

For further details, please see Note 5, Related Party Transactions in Item 7, Financial Statements.

Item 6. Other Information

None.

Item 7. Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Manager and Members of
Arrived SFR Genesis Fund, LLC

Seattle, Washington

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Arrived SFR Genesis Fund, LLC (the Company) as of December 31, 2023, and the related statements of comprehensive income, changes in members’ equity, and cash flows for the period from May 1, 2023 (date of inception) through December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and cash flows for the period from May 1, 2023 (date of inception) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company’s lack of liquidity raises substantial doubt about their ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Morison Cogen LLP

We have served as the Company’s auditor since 2023.

Blue Bell, Pennsylvania

April 22, 2024

ARRIVED SFR GENESIS FUND, LLC

BALANCE SHEET

DECEMBER 31, 2023

Arrived SFR Genesis Fund, LLC

ASSETS
Current assets:
Cash	$56,913
Total current assets	56,913
Property and equipment, net	4,896,341
Deposits	1,995
Total assets	$4,955,249

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses	$27,677
Due to (from) third party property managers	25,440
Tenant deposits	1,995
Due to (from) related party	2,072,259
Total liabilities	$2,127,370

Members’ equity:
Members’ capital	3,074,092
Accumulated deficit	(246,213)
Total members’ equity	2,827,879
Total liabilities and members’ equity	$4,955,249

The accompanying notes are an integral part of these financial statements.

ARRIVED SFR GENESIS FUND, LLC

STATEMENT OF COMPREHENSIVE INCOME

FOR THE PERIOD MAY 1, 2023 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2023

Arrived SFR Genesis Fund

Rental Income	$2,057
Total Revenue	2,057

Operating expenses
Insurance	807
Management fees	1,421
Management fees, related party	7,348
Repairs and maintenance	20,474
Property taxes	3,527
Other operating expenses	44,150
Sourcing Fees	170,543
Total Operating expenses	248,270
Loss from operations	(246,213)
Net loss	$(246,213)

The accompanying notes are an integral part of these financial statements.

ARRIVED SFR GENESIS FUND, LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE PERIOD MAY 1, 2023 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2023

Arrived SFR Genesis Fund

Balance as of May 1, 2023
Issuance of membership units, net of offering costs	$3,074,092
Deemed contribution from Manager	-
Distributions	-
Net loss	(246,213)
Balance at December 31, 2023	2,827,879

The accompanying notes are an integral part of these financial statements.

ARRIVED SFR GENESIS FUND, LLC

STATEMENT OF CASH FLOWS

FOR THE PERIOD MAY 1, 2023 (DATE OF INCEPTION) THROUGH DECEMBER 31, 2023

Arrived SFR Genesis Fund, LLC

Cash flows from operating activities:
Net loss	$(246,213)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
(Increase) decrease of assets
Deposit	(1,995)
Increase (decrease) of liabilities
Tenant deposit	1,995
Due to (from) third party property managers	25,440
Accrued expenses	27,677
Due to (from) from related party	266,304
Net cash provided by operating activities	73,208

Cash flows from financing activities:
Repayments of amounts due to related party	(3,090,387)
Net proceeds from the issuance of membership units	3,074,092
Net cash used in financing activities	(16,294)

Net increase in cash	56,913
Cash at beginning of period	-
Cash at end of period	$56,913

Supplemental disclosure of cash flow information:
Cash paid for income taxes	-
Cash paid for interest	-

Supplemental disclosure of non-cash investing and financing activities:
Advances from related party for acquisition of property	$4,896,341

The accompanying notes are an integral part of these financial statements.

ARRIVED SFR GENESIS FUND, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Arrived SFR Genesis Fund, LLC (the “Company”) is a Delaware limited liability company formed on May 1, 2023 under the laws of Delaware. Arrived SFR Genesis Fund, LLC was formed to originate, invest in and manage a diversified portfolio of single family residential real estate properties. The Company will originate, acquire, and structure a diversified portfolio of single family residential real estate properties. The Company may also invest, to a limited extent, in residential real estate loans, as well as residential real estate debt securities (including residential mortgage-backed securities (“RMBS”), collateralized debt obligations (“CDOs”) and REIT senior unsecured debt), and other select residential real estate-related assets, where the underlying assets primarily consist of single family residential real estate properties. The Company may make investments through majority-owned subsidiaries, some of which may have rights to receive preferred economic returns.

The Company is managed by Arrived Fund Manager, LLC (“Manager”), which is a wholly-owned subsidiary of the Company’s sponsor, Arrived Holdings, Inc. (“sponsor”). The Manager will be responsible for directing the management of the Company’s business and affairs, managing the day-to-day affairs, and implementing the Company’s investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors (“Members”). Our Members do not elect or vote on the Company’s Manager and have only limited voting rights on matters affecting the Company’s business, and therefore limited ability to influence decisions regarding the Company’s business.

The Manager has sole discretion in determining what distributions, if any, are made to common shareholders except as otherwise limited by law or the operating agreement. The Company expects the Manager to make distributions on a monthly basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company has adopted a calendar year as its fiscal year.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012 and has elected to comply with certain reduced public company reporting requirements, however, the Company may adopt accounting standards based on the effective dates for public entities.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Deferred Offering Costs

The Company complies with the requirements of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs include offering expense reimbursements as noted below.

Sourcing Fee – Sponsor or its Affiliate

The Company pays up to 3.50% of the total purchase price of any property in which the Company acquires. With respect to debt investments in residential real estate loans, the borrower will pay up to 2.0% of the amount funded by the Company, the Sponsor or affiliates of the Sponsor to acquire or originate such residential real estate loans. All such sourcing fees will be paid to the Sponsor.

Real Estate Commissions and Rebates — Sponsor or its Affiliate

In connection with asset purchases, the Company may receive a commission or rebate from the real estate agent in connection with the commission paid by the original property seller to the real estate agent.

Reimbursement of Acquisition / Origination Expenses — Manager

The Company will reimburse the Manager for actual expenses incurred in connection with the selection, acquisition, or origination of an investment, to the extent not reimbursed by the borrower in connection with any debt investments the Company may make, whether or not the Company ultimately acquire or originate the investment.

Reimbursement of Organization and Offering Expenses — Manager

The Company will pay the Manager an amount equal to 2.0% of the gross offering proceeds for out-of-pocket expenses in connection with our organization and offering expenses, including any such fees, costs and expenses allocable to the Company incurred in connection with executing the offering, consisting of underwriting, legal, accounting, escrow and compliance costs.

Asset Management Fee

The Manager will receive from the Company, on a quarterly basis, an asset management fee equal to an annualized rate of 1.0%, which is initially based on the net offering proceeds as of the end of each quarter. Following the last day of the second full calendar quarter following the initial qualification of the Company’s offering (“initial period”), the asset management fee will be based on the Company’s net asset value (“NAV”) at the end of each prior quarterly period. The per share purchase price for the Company’s common shares in its offering will be $10.00 per share, an amount that was arbitrarily determined by our Manager. Following the initial period, the per share purchase price for the Company’s common shares in its offering will be adjusted by our Manager at the beginning of every quarterly period in accordance with the operating agreement, to be no less than the sum of the Company’s NAV divided by the number of the Company’s common shares outstanding as of the end of the prior quarterly period (“NAV per share”).

Management Reimbursement of Other Operating Expenses – Manager

The Company reimburses its Manager for out-of-pocket expenses paid to third parties in connection with providing services to the Company, which does not include the Manager’s overhead, employee costs borne by the Manager, utilities, or technology costs.

The expense reimbursements that the Company pays to its Manager also include expenses incurred by its sponsor in the performance of services under the shared services agreement between its Manager and its sponsor, including any increases in insurance attributable to the management or operation of the Company.

Management Reimbursement of Servicing Expenses – Manager or Other Party

The Company will reimburse its Manager for actual expenses incurred on the Company’s behalf in connection with the special servicing of non-performing assets, including, but not limited to, reimbursement of non-ordinary expenses and employee time required to special service a non-performing asset. Whether an asset is deemed to be non-performing is in the sole discretion of the Company’s Manager.

Property Management Fee – Manager or its Affiliate

As compensation for the services provided by the property manager, the Company will pay to the Manager or its affiliate a property management fee equal to eight percent (8%) of gross receipts for the current calendar month. The Manager may subcontract with a local property manager to provide property management services in which event the Manager will be (i) entitled to retain the difference between the fees paid to the local property manager and the eight percent (8%) charged to the Company and (ii) responsible for any fees in excess of the eight percent (8%). If a property is vacant and not producing rental income, the property management fee will not be paid during any such period of vacancy.

“Gross Receipts” shall include unit rents, furniture or equipment rental, parking, forfeited security deposits applied to rental payments, late charges, judgments or awards (net of litigation costs) collected in the enforcement of any lease, income from coin-operated machines, proceeds from rental interruption insurance, application fees, and other miscellaneous income collected at the property, but shall exclude all other receipts, including but not limited to, security deposits (other than forfeited deposits applied to rent), interest earned on property accounts, proceeds of claims on account of insurance policies (other than rental interruption insurance), abatement of taxes, and awards arising out of takings by eminent domain, discounts and dividends on insurance policies and bonus payments by service providers for installation of services or equipment (such as cable television or laundry machines).

Property Disposition Fee

The Company will reimburse its Manager for actual expenses incurred on our behalf in connection with the liquidation of equity investments in real estate, including closing costs, and we pay 6.0% of the gross proceeds from such sale of such investments to the Manager as a disposition fee. The Manager will be (i) entitled to retain the difference between fees paid to the broker and the six percent (6.0%) charged to the Company and (ii) responsible for any fees in excess of the six percent (6.0%).

Interest on Related Party Loans

The Company will pay interest at the current market rate to the Manager or its affiliates in connection with any loans provided by the Manager or its affiliates to finance the purchase price of each property acquisition. The Company may also pay a loan origination fee to the Manager or its affiliates that will be charged at the current market rate.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying value of the Company’s financial instruments, such as accrued expenses, approximate their fair value due to their short maturities.

Prepaid and Accrued Expenses

Prepaid expenses consist of prepaid insurance. Accrued expenses includes accrued property taxes and interest payable on the note (to be determined by either property’s mortgage or a collective of properties pledged).

Deposits

Deposits classified as assets represent security deposits paid or incurred by the Company. Tenant deposit liabilities represent security deposits received by property tenants.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The Company’s property and equipment includes the cost of the purchased property, including the building and related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the capitalized costs of the building. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5 years. Additions and property improvements in excess of $5,000 are capitalized and depreciated using the straight-line method over the estimated useful lives of 5-7 years, while routine repairs and maintenance are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of comprehensive income.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate the carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Operating Expenses

The Company is responsible for the costs and expenses attributable to the activities of all of its properties. The Manager will bear its own expenses of an ordinary nature.

Revenue Recognition

The Company adopted FASB ASC 606, Revenue from Contracts with Customers, and its related amendments, effective at inception using the modified retrospective transition approach applied to all contracts. There were no cumulative impacts that were made. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company recognizes rental revenue on a monthly basis when earned.

Comprehensive Income

The Company follows FASB ASC 220 in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income, comprehensive income is equal to net income.

Organizational Costs

In accordance with FASB ASC 720, Organizational Costs, accounting fees, legal fees, and costs of incorporation are expensed as incurred.

Income Taxes

The Company has elected and qualify to be taxed as a C corporation.

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

The Company intends to elect to be treated as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2023, however, the Company may in it’s sole discretion determine to delay such election until it’s taxable year ended December 31, 2024.

Recently Issued and Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted the updates effective May 1, 2023 (date of inception) and the adoption of the standard had no effect on the financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted this standard upon inception and it did not have a material impact on its financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as modified by FASB ASU No. 2019-10 and other subsequently issued related ASUs. The amendments in this Update affect loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this new guidance upon inception, utilizing the modified retrospective transition method. The adoption of this standard did not have a material impact on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a lack of liquidity and has limited operations since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months from the date of this Annual Report is dependent upon its ability to commence operations, generate cash flow from its rental activity and/or obtain financing from the Manager. However, there are assurances that the Company can be successful in commencing operations, generating cash flow from its rental activities or that the Manager will always be in the position to provide funding when needed. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following properties as of December 31, 2023:

Address	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
8295 Blue Ridge Drive, Southaven, MS 38672	$235,784	$78,000	$-	$313,784	$-	$313,784
1700 Oak Street, Chattanooga, TN 37404	294,069	96,875	-	390,944	-	390,944
14743 London Lane, Athens, AL 35613	241,982	80,000	-	321,982	-	321,982
554 Vining Lane, Bowling Green, KY 42104	241,247	80,000	-	321,247	-	321,247
3920 Harper Franklin Avenue, Augusta, GA 30909	207,692	68,500	-	276,192	-	276,192
358 Cupp Circle, Shepherdsville, KY 40165	204,072	67,248	-	271,320	-	271,320
127 66th Avenue, Greeley, CO 80634	340,210	112,500	-	452,710	-	452,710
902 Marble Creek Drive, Wylie, TX 75240	270,534	89,250	-	359,784	-	359,784
11522 S. 275th E Place, Coweta, OK 74429	178,718	59,573	-	238,290	-	238,290
308 O’Ferrell Street, Greensboro, NC 27405	211,496	69,975	-	281,471	-	281,471
33 Alden Avenue, Portsmouth, VA 23702	223,616	73,750	-	297,366	-	297,366
2597 Halo Lane, Tuscaloosa, AL 35405	192,132	63,405	-	255,537	-	255,537
5331 Greenwood Road, Horn Lake, MS 38637	211,668	69,748	-	281,416	-	281,416
231 Center Field Drive, Tuscaloosa, AL 35405	215,215	71,250	-	286,465	-	286,465
195 Lindsell Road, Athens, TN 37303	212,845	69,968	-	282,812	-	282,812
15820 Flat Rock Court, Harvest, AL, 35749	196,896	68,125	-	265,021	-	265,021
Total	$3,678,176	$1,218,165	$-	$4,896,341	$-	$4,896,341

NOTE 5: RELATED PARTY TRANSACTIONS

The Company’s sponsor provided an interest-free loan in the amount of $10,000 in August 2023.

Due from (to) Related Party

The Company enters into various transactions with the Manager and affiliates of the Manager in the normal course of operating and financing activities. As of December 31, 2023, Company owed an aggregate of $2,072,259, including the initial funding for the property purchases, offering expenses, sourcing fees, and other expense reimbursements. The advances are non-interest bearing with no stated repayment terms.

Fees

For the period ended December 31, 2023, total fees charged by the Manager and Sponsor were as follows:.

	Manager	Sponsor

Sourcing Fees	$-	$170,543
Offering Expense	63,208	-
Asset Management Fee	7,259	-
Reimbursement of Expenses	-	11,557
Property Management Fee	90	-
Total	$70,556	$182,100

NOTE 6: MEMBERS’ EQUITY

The Company is managed by Arrived Fund Manager, LLC, a Delaware limited liability company and managing member of the Company. Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Company.

Common Shares

During the period May 1, 2023 (date of inception) through December 31, 2023, the Company sold 4.2% of its common shares for net proceeds of $3,073,920. The gross proceeds were reduced by 1% for direct offering costs of $31,6900, paid to an unrelated broker and 2% for offering costs of $63,380 paid to the Manager.

NOTE 7: SUBSEQUENT EVENTS

From January 1, 2024, through March 28, 2024, the Company completed the acquisition of the following properties:

Property Address	Close Date	Purchase Price
4503 Chapel Ridge Dr, Greensboro, NC 27405	1/24/2024	275,000
2288 Dodson Drive, East Point, GA 30344	1/30/2024	257,000
7334 Wilburton Lane, Northport, AL 35473	2/14/2024	302,900
1000 Clayton Road, Cave Springs, AR 72718	2/14/2024	365,000
3502 Marksbury Drive, Greensboro, NC 27405	2/28/2024	305,900
2962 Berna Way, Morristown, TN 37814	2/28/2024	335,000
3048 Pepperhill Drive, Grovetown, GA 30813	3/6/2024	302,500
11989 Blue Ash Lane, Independence, KY 41051	3/13/2024	404,900
3751 Aryana Avenue, Springdale, AR 72764	3/20/2024	379,000
12112 Fall Court, Indianapolis, IN 46229	3/20/2024	310,000
5382 Aster Drive, Plainfield, IN 46168	3/20/2024	385,000
2150 Tulip Drive, Hernando, MS 38632	3/20/2024	343,990
410 Sagebrush Avenue, Lowell, AR 72745	3/20/2024	285,000

In February 2024, the Manager declared and paid a dividend distribution for the Company totaling $13,651 based on an estimated annual yield of no less than 4% for the total membership units of 401,499 issued as of December 31, 2023.

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Certificate of Formation
2.2*	Form of Amended and Restated Operating Agreement
3.1	Distribution Reinvestment and Direct Share Purchase Plan (included in the Offering Circular as Appendix B and incorporated herein by reference)
4.1*	Form of Subscription Agreement
6.1*	Broker-Dealer Agreement
6.2*	Form of Shared Services Agreement
6.3*	Form of License Agreement

*	Filed previously and incorporated by reference to the copies thereof filed as exhibits to the Company’s Form 1-A filed on August 18, 2023.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 22, 2024.

Arrived SFR Genesis Fund, LLC

By:	Arrived Fund Manager, LLC

By:	/s/ Ryan Frazier
	Name:	Ryan Frazier
	Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ryan Frazier	Chief Executive Officer of Arrived Holdings, Inc.	April 22, 2024
Ryan Frazier	(Acting Principal Executive Officer)

/s/ Sue Korn	Principal Financial Officer of Arrived Holdings, Inc.	April 22, 2024
Sue Korn	(Acting Principal Financial and Accounting Officer)